13215 Bee Cave Pkwy, Suite B-300, Austin, TX 78738
Telephone: 512-538-2300 Fax: 512-538-2333
www.shpreit.com

NEWS RELEASE
SUMMIT HOTEL PROPERTIES REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS
Full Year Operating Income Increases to $103.5 million
Full Year Adjusted EBITDAre Grows to $192.2 million; AFFO increases 5.6% to $0.96 per share
Completed Over $200 Million of Accretive Transaction Activity in 2024

Austin, Texas, February 24, 2025 - - - Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”), today announced results for the three and twelve months ended December 31, 2024.

“We are pleased with our fourth quarter and full-year 2024 financial results, driven by pro forma RevPAR growth that exceeded industry average growth for the third consecutive year, effective expense management, and the continued success of our accretive capital recycling program. These efforts drove nearly six percent growth in Adjusted FFO in 2024. Despite a low RevPAR growth environment, pro forma hotel EBITDA margins remained essentially unchanged year-over-year, underscoring the strength of our best-in-class operating platform. During the fourth quarter, we closed on the acquisition of the Hampton Inn Boston-Logan Airport and the Hilton Garden Inn Tysons Corner for $96 million, which represents an 8.8 percent net capitalization rate on 2024 net operating income for the two hotels. This acquisition was facilitated by nearly $150 million of asset sales completed over the past 18 months for hotels with lower nominal RevPAR levels and meaningful upcoming capital requirements. Combined, our recent transaction activity has been accretive to our financial results, reduced our balance sheet leverage, and enhanced both the quality and growth profile of our portfolio,” said Jonathan P. Stanner, the Company’s President and Chief Executive Officer.

“Our outlook for 2025 remains positive, supported by stable demand trends and anticipated growth in urban markets, which we expect to continue to drive our portfolio performance. Expense pressures normalized throughout 2024, and we are confident in our ability to continue managing operating costs effectively this year. Finally, with historically low industry supply growth and a stabilizing cost environment, our high-quality portfolio and strong operating platform position us well for a multi-year revenue and profitability growth cycle as demand strengthens,” continued Mr. Stanner.

Fourth Quarter 2024 Summary

•Net Income: Net income attributable to common stockholders was $0.7 million, or $0.01 per diluted share, compared to a net loss of $16.6 million, or $0.16 per diluted share, for the fourth quarter of 2023.

•Pro forma RevPAR: Pro forma RevPAR increased 1.4 percent to $117.21 compared to the fourth quarter of 2023. Pro forma ADR increased 0.9 percent to $164.00 compared to the same period in 2023, and pro forma occupancy increased 0.5 percent to 71.5 percent.

•Same Store RevPAR: Same store RevPAR increased 1.3 percent to $116.52 compared to the fourth quarter of 2023. Same store ADR increased 0.8 percent to $163.55, and same store occupancy increased 0.4 percent to 71.2 percent.

•Pro Forma Hotel EBITDA(1): Pro forma hotel EBITDA decreased 2.8 percent to $60.4 million from $62.1 million in the same period in 2023. Pro forma hotel EBITDA margin contracted approximately 140 basis points to 34.1 percent. When adjusting for property tax increases year-over-year, which were primarily related to refunds received in 2023, pro forma hotel EBITDA margin contracted approximately 85 basis points.

•Same Store Hotel EBITDA(1): Same store hotel EBITDA decreased 4.1 percent to $57.1 million from $59.5 million in the same period in 2023. Same store hotel EBITDA margin contracted approximately 187 basis points to 33.6 percent. When adjusting for property tax increases year-over-year, which were primarily related to refunds received in 2023, same store hotel EBITDA margin contracted approximately 125 basis points.

•Adjusted EBITDAre(1): Adjusted EBITDAre decreased to $42.1 million from $46.4 million in the fourth quarter of 2023.

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•Adjusted FFO(1): Adjusted FFO decreased to $25.2 million, or $0.20 per diluted share, compared to $26.9 million, or $0.22 per diluted share, in the fourth quarter of 2023.

Full Year 2024 Summary

•Net Income: Net income attributable to common stockholders was $25.1 million, or $0.22 per diluted share, compared to a net loss of $28.0 million, or $0.27 per diluted share, in the same period of 2023.

•Pro forma RevPAR: Pro forma RevPAR increased 1.8 percent to $124.13 compared to the same period of 2023. Pro forma ADR increased 0.6 percent to $167.84, and pro forma occupancy increased 1.2 percent to 74.0 percent.

•Same Store RevPAR: Same store RevPAR increased 1.7 percent to $123.34 compared to the same period of 2023. Same store ADR increased 0.4 percent to $167.30, and same store occupancy increased 1.2 percent to 73.7 percent.

•Pro Forma Hotel EBITDA(1): Pro forma hotel EBITDA increased 2.0 percent to $264.7 million from $259.5 million, and pro forma hotel EBITDA margin contracted 7 basis points to 35.6 percent.

•Same Store Hotel EBITDA(1): Same store hotel EBITDA increased 1.6 percent to $252.5 million from $248.6 million, and same store hotel EBITDA margin contracted 18 basis points to 35.5 percent.

•Adjusted EBITDAre(1): Adjusted EBITDAre increased 1.1 percent to $192.2 million from $190.0 million in the same period of 2023.

•Adjusted FFO(1): Adjusted FFO increased 5.6 percent to $119.2 million, or $0.96 per diluted share, compared to $112.9 million, or $0.92 per diluted share, in the same period of 2023.

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The Company’s results for the three and twelve months ended December 31, 2024 and 2023 are as follows (in thousands, except per share amounts and metrics):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023

Net income (loss) attributable to common stockholders	$680	$(16,571)	$25,141	$(27,990)
Net income (loss) per diluted share	$0.01	$(0.16)	$0.22	$(0.27)
Total revenues	$172,931	$177,435	$731,783	$736,127
EBITDAre (1)	$51,499	$56,581	$236,198	$228,882
Adjusted EBITDAre (1)	$42,131	$46,384	$192,192	$190,022
FFO (1)	$31,603	$24,186	$115,160	$96,778
Adjusted FFO (1)	$25,230	$26,935	$119,206	$112,892
FFO per diluted share and unit (1) (2)	$0.25	$0.20	$0.93	$0.79
Adjusted FFO per diluted share and unit (1) (2)	$0.20	$0.22	$0.96	$0.92

Pro Forma (2)
RevPAR	$117.21	$115.62	$124.13	$121.93
RevPAR Growth	1.4%		1.8%
Hotel EBITDA	$60,368	$62,076	$264,712	$259,539
Hotel EBITDA Margin	34.1%	35.5%	35.6%	35.7%
Hotel EBITDA Margin Change	(140) bps		(7) bps

Same Store (3)
RevPAR	$116.52	$115.07	$123.34	$121.31
RevPAR Growth	1.3%		1.7%
Hotel EBITDA	$57,067	$59,529	$252,456	$248,559
Hotel EBITDA Margin	33.6%	35.5%	35.5%	35.7%
Hotel EBITDA Margin Change	(187) bps		(18) bps

(1)    See tables later in this press release for a discussion and reconciliation of net income (loss) to non-GAAP financial measures, including earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDAre, adjusted EBITDAre, funds from operations (“FFO”), FFO per diluted share and unit, adjusted FFO (“AFFO”), and AFFO per diluted share and unit, as well as a reconciliation of operating income to hotel EBITDA. See “Non-GAAP Financial Measures” at the end of this release.

(2)    Unless stated otherwise in this release, all pro forma information includes operating and financial results for 97 hotels owned as of December 31, 2024, as if each hotel had been owned by the Company since January 1, 2023 and remained open for the entirety of the reporting period. As a result, all pro forma information includes operating and financial results for hotels acquired since January 1, 2023, which may include periods prior to the Company’s ownership. Pro forma and non-GAAP financial measures are unaudited.

(3)    All same store information includes operating and financial results for 93 hotels owned as of December 31, 2024, and at all times during the three and twelve months ended December 31, 2024, and 2023.

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Acquisition Activity

During the fourth quarter 2024, the Company, through its joint venture with GIC, completed the acquisition of the 250-guestroom Hampton Inn Boston - Logan Airport and the 149-guestroom Hilton Garden Inn Tysons Corner for a combined purchase price of $96.0 million, or $241,000 per key. The purchase price represents an 8.8% capitalization rate based on 2024 net operating income and no meaningful capital expenditures are planned prior to the fourth quarter of 2026. The two premium-branded hotels are located in high barrier-to-entry, gateway city submarkets and generate RevPAR, EBITDA margin and EBITDA per key metrics that are accretive to our existing portfolio. The purchase price represents an attractive going-in yield and a significant discount to replacement cost.

The transaction was financed with a mix of cash on hand and a $50.0 million term loan raised in conjunction with exercising a portion of the accordion option on the GIC joint venture’s existing $200.0 million credit facility. The term loan has an interest rate of SOFR + 210 basis points, and a fully extended maturity date of September 2028. The Company’s $24.0 million of required equity for its 51% share of the transaction was funded primarily from the net sale proceeds from sale of the Four Points by Sheraton San Francisco Airport, which was completed in October 2024, as well as cash on hand.

Acquired Hotels (2023 & 2024)	Count	Keys	Date	Price (1)	Year 1 Capex (1)	Year 1 RevPAR (1)	Cap Rate (4)
Residence Inn Scottsdale North	1	120	June 2023	$29,000	$1,800	$141	8.4%
Nordic Lodge Steamboat Springs	1	46	June 2023	13,700	300	127	7.1%
Hampton Inn Boston-Logan Airport & Hilton Garden Inn Tysons Corner	2	399	Dec 2024	96,000	N/A	145	8.8%
Total	4	565		$138,700	$2,100	$143	8.5%

Since 2023, the Company has acquired four hotels for $138.7 million through its joint venture with GIC at a blended capitalization rate of nearly nine percent, including near-term capital needs.

Disposition Activity

In 2024, the Company and its affiliates sold five hotels for a combined sales price of nearly $112 million. Since 2023, the Company and its affiliates have sold a total of 10 hotels for a combined sales price of nearly $150 million at a blended capitalization rate of less than 5%, inclusive of an estimated $47 million of foregone capital needs, based on the trailing twelve-month net operating income at the time of each sale. The combined RevPAR for the sold hotels was $85 which is an approximate 30% discount to the current pro forma portfolio. The Company’s disposition activity has facilitated nearly a full turn reduction in its Net Debt to Adjusted EBITDAre leverage ratio, enhanced the quality and growth profile of the portfolio, significantly reduced near-term capital requirements, and enabled the acquisition of two high quality hotels.

Sold Hotels (2023 & 2024)	Count	Keys	Date	Price (1)	Capex (1)(2)	RevPAR (3)	Cap Rate (5)
Hyatt Place Chicago/Lombard	1	151	May 2023	$10,500	$5,700	$76	4.7%
Hyatt Place Chicago/Hoffman Estates	1	126	May 2023	3,000	7,200	68	0.4%
Hilton Garden Inn Minneapolis/Eden Prairie	1	97	May 2023	8,200	4,300	81	3.1%
Holiday Inn Express & Suites Minnetonka	1	93	May 2023	6,400	3,300	74	0.5%
Hyatt Place Baltimore/Owings Mills	1	123	Dec 2023	8,250	5,200	69	2.7%
Hyatt Place Dallas/Plano	1	127	Feb 2024	10,250	5,200	69	2.9%
New Orleans (2) Convention Center	2	410	Apr 2024	73,000	10,250	111	7.1%
Hilton Garden Inn College Station	1	119	Apr 2024	11,000	2,975	86	8.4%
Four Points San Francisco Airport	1	101	Oct 2024	17,700	3,000	65	N/M (6)
Total	10	1,347		$148,300	$47,125	$85	4.6%
(1)    In thousands.
(2)    Reflects estimated near-term foregone capital expenditures for dispositions.
(3)    Reflects RevPAR for the twelve-month period immediately prior to sale.
(4)    Based on 2024 Net Operating Income.
(5)    Based on trailing twelve month Net Operating Income through the date of disposition.
(6)    The hotel's Net Operating Income at the time of sale was de minimis.

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Capital Markets and Balance Sheet

On a pro rata basis as of December 31, 2024, the Company had the following outstanding indebtedness and liquidity available:

•Outstanding debt of $1.1 billion with a weighted average interest rate of 4.55 percent. After giving effect to interest rate derivative agreements, $774.9 million, or 72 percent, of our outstanding debt had a fixed interest rate, and $302.9 million, or 28 percent, had a variable interest rate.

•Unrestricted cash and cash equivalents of $32.5 million.

•Total liquidity of approximately $350 million, including unrestricted cash and cash equivalents and revolving credit facility availability, which reflects a liquidity enhancement option available for the Company to exercise at its sole discretion.

Common and Preferred Dividend Declaration

On January 23, 2025, the Company declared a quarterly cash dividend of $0.08 per share on its common stock and per common unit of limited partnership interest in Summit Hotel OP, LP. The quarterly dividend of $0.08 per share represents an annualized dividend yield of 5.1 percent, based on the closing price of shares of the common stock on February 21, 2025.

In addition, the Board of Directors declared a quarterly cash dividend of:

•     $0.390625 per share on its 6.25% Series E Cumulative Redeemable Preferred Stock
•     $0.3671875 per share on its 5.875% Series F Cumulative Redeemable Preferred Stock
•     $0.328125 per unit on its 5.25% Series Z Cumulative Perpetual Preferred Units

The dividends are payable on February 28, 2025 to holders of record as of February 14, 2025.

2025 Outlook

The Company is providing its outlook for the full-year 2025 based on 97 lodging assets owned as of year-end 2024. There are no additional acquisitions, dispositions, or capital markets activities assumed in the Company’s full year 2025 outlook.

	FYE 2025 Outlook
	Low	High
Pro Forma RevPAR Growth (1)	1.00%	3.00%
Adjusted EBITDAre	$184,000	$198,000
Adjusted FFO	$111,900	$125,600
Adjusted FFO per share of Common Stock and Common Units	$0.90	$1.00
Capital Expenditures, Pro Rata	$65,000	$85,000

(1)    All pro forma information includes operating and financial results for 97 lodging assets owned as of December 31, 2024, as if each property had been owned by the Company since January 1, 2024 and will continue to be owned through the entire year ending December 31, 2025. As a result, the pro forma information includes operating and financial results for lodging assets acquired since January 1, 2024, which may include periods prior to the Company’s ownership. Pro forma and non-GAAP financial measures are unaudited.

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Fourth Quarter 2024 Earnings Conference Call

The Company will conduct its quarterly conference call on February 25, 2025 at 9:00 AM ET.

1.To access the conference call, please pre-register using this link. Registrants will receive a confirmation with dial-in details.

2.A live webcast of the conference call can be accessed using this link. A replay of the webcast will be available in the Investors section of the Company's website, www.shpreit.com, until April 30, 2025.

Supplemental Disclosures

In conjunction with this press release, the Company has furnished a financial supplement with additional disclosures on its website. Visit www.shpreit.com for more information. The Company has no obligation to update any of the information provided to conform to actual results or changes in portfolio, capital structure, or future expectations.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused on owning premium-branded lodging facilities with efficient operating models primarily in the upscale segment of the lodging industry. As of February 24, 2025, the Company's portfolio consisted of 97 assets, 53 of which are wholly owned, with a total of 14,553 guestrooms located in 25 states.

For additional information, please visit the Company's website, www.shpreit.com, and follow on X at @SummitHotel_INN.

Contact:
Kevin Milota
SVP - Corporate Finance
Summit Hotel Properties, Inc.
(737) 205-5787

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Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections, or other forward-looking information. Examples of forward-looking statements include the following: the Company’s ability to realize growth from the deployment of renovation capital; projections of the Company’s revenues and expenses, capital expenditures or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions, dispositions, financings, redemptions or services; forecasts of the Company’s future financial performance and potential increases in average daily rate, occupancy, RevPAR, room supply and demand, EBITDAre, Adjusted EBITDAre, FFO and AFFO; the Company’s outlook with respect to pro forma RevPAR, pro forma RevPAR growth, RevPAR, RevPAR growth, AFFO, AFFO per diluted share and unit and renovation capital deployed; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC, and its quarterly and other periodic filings with the SEC. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

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Summit Hotel Properties, Inc. Consolidated Balance Sheets (In thousands)
	December 31, 2024	December 31, 2023

ASSETS
Investments in lodging property, net	$2,746,340	$2,736,975
Investment in lodging property under development	7,617	1,451
Assets held for sale, net	1,650	65,736
Cash and cash equivalents	40,637	37,837
Restricted cash	7,721	9,931
Right-of-use assets, net	33,309	34,814
Trade receivables, net	18,625	21,348
Prepaid expenses and other	9,580	8,865
Deferred charges, net	6,460	6,659
Other assets	24,291	15,632
Total assets	$2,896,230	$2,939,248

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND EQUITY
Liabilities:
Debt, net of debt issuance costs	$1,396,710	$1,430,668
Lease liabilities, net	24,871	25,842
Accounts payable	7,450	4,827
Accrued expenses and other	82,153	81,215
Total liabilities	1,511,184	1,542,552

Redeemable non-controlling interests	50,219	50,219

Total stockholders’ equity	909,545	911,195
Non-controlling interests	425,282	435,282
Total equity	1,334,827	1,346,477
Total liabilities, redeemable non-controlling interests and equity	$2,896,230	$2,939,248

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Summit Hotel Properties, Inc. Consolidated Statements of Operations (In thousands, except per share amounts)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
	(Unaudited)
Revenues:
Room	$152,849	$157,081	$650,713	$656,063
Food and beverage	10,691	10,665	40,865	41,513
Other	9,391	9,689	40,205	38,551
Total revenues	172,931	177,435	731,783	736,127

Expenses:
Room	35,487	35,798	146,790	148,005
Food and beverage	7,834	7,901	30,964	31,580
Other lodging property operating expenses	54,348	55,121	224,409	224,901
Property taxes, insurance and other	13,294	11,859	54,116	55,167
Management fees	3,807	4,478	15,866	18,452
Depreciation and amortization	36,471	38,624	146,436	150,924
Corporate general and administrative	7,403	7,305	31,891	32,530
Transaction costs	—	(11)	10	13
Loss on impairment and write-down of assets	6,723	16,661	6,723	16,661
Recovery of credit losses	—	(730)	—	(1,230)
Total expenses	165,367	177,006	657,205	677,003
Gain (loss) on disposal of assets, net	473	(1)	28,912	(337)
Operating income	8,037	428	103,490	58,787
Other income (expense):
Interest expense	(19,792)	(21,621)	(82,632)	(86,798)
Interest income	433	498	1,906	1,688
Gain on extinguishment of debt	—	—	3,000	—
Other income, net	571	547	4,384	1,005
Total other expense, net	(18,788)	(20,576)	(73,342)	(84,105)
(Loss) income from continuing operations before income taxes	(10,751)	(20,148)	30,148	(25,318)
Income tax benefit (expense)	11,667	(1,119)	8,743	(2,798)
Net income (loss)	916	(21,267)	38,891	(28,116)
Less - Loss attributable to non-controlling interests	(4,389)	(9,321)	(4,751)	(18,627)
Net income (loss) attributable to Summit Hotel Properties, Inc. before preferred dividends	5,305	(11,946)	43,642	(9,489)
Less - Distributions to and accretion of redeemable non-controlling interests	(656)	(656)	(2,626)	(2,626)
Less - Preferred dividends	(3,969)	(3,969)	(15,875)	(15,875)
Net income (loss) attributable to common stockholders	$680	$(16,571)	$25,141	$(27,990)

Income (loss) per common share:
Basic	$0.01	$(0.16)	$0.23	$(0.27)
Diluted	$0.01	$(0.16)	$0.22	$(0.27)
Weighted-average common shares outstanding:
Basic	106,033	105,666	105,927	105,548
Diluted	107,027	105,666	132,365	105,548

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Summit Hotel Properties, Inc. Reconciliation of Net Income (Loss) to Non-GAAP Measures - Funds From Operations
(Unaudited)
(In thousands, except per share and unit amounts)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Net income (loss)	$916	$(21,267)	$38,891	$(28,116)
Preferred dividends	(3,969)	(3,969)	(15,875)	(15,875)
Distributions to and accretion of redeemable non-controlling interests	(656)	(656)	(2,626)	(2,626)
Loss related to non-controlling interests in consolidated joint ventures	4,488	6,731	8,499	14,824
Net income (loss) applicable to common shares and Common Units	779	(19,161)	28,889	(31,793)
Real estate-related depreciation	35,903	37,436	142,493	146,187
Loss on impairment and write-down of assets	6,723	16,661	6,723	16,661
(Gain) loss on disposal of assets and other dispositions, net	(473)	1	(28,912)	385
FFO adjustments related to non-controlling interests in consolidated joint ventures	(11,329)	(10,751)	(34,033)	(34,662)
FFO applicable to common shares and Common Units	31,603	24,186	115,160	96,778
Recoveries of credit losses	—	(730)	—	(1,230)
Amortization of deferred financing costs	1,702	1,531	6,582	5,910
Amortization of franchise fees	177	156	671	595
Amortization of intangible assets, net	266	909	2,786	3,642
Equity-based compensation	1,795	1,829	8,132	7,742
Transaction costs	—	(11)	10	13
Debt transaction costs	—	43	647	461
Gain on extinguishment of debt	—	—	(3,000)	—
Non-cash interest income	—	(134)	(400)	(531)
Non-cash lease expense, net	132	113	464	481
Casualty losses, net	814	261	177	2,112
Deferred tax expense	765	21	762	84
Reversal of valuation allowance on deferred tax assets	(12,061)	—	(12,061)	—
AFFO adjustments related to non-controlling interests in consolidated joint ventures	259	(981)	(1,468)	(3,612)
Non-cash state taxes and other, net	(222)	(258)	744	447
AFFO applicable to common shares and Common Units	$25,230	$26,935	$119,206	$112,892
FFO per share of common share/Common Unit	$0.25	$0.20	$0.93	$0.79
AFFO per common share/Common Unit	$0.20	$0.22	$0.96	$0.92
Weighted-average diluted common shares/Common Units:
FFO and AFFO (2)	124,502	122,486	124,313	122,355

(1)    Non-cash interest income relates to the amortization of the discount on a note receivable. The discount on the note receivable was recorded at inception of the related loan based on the estimated value of the embedded purchase option in the note receivable.

(2)    The Company includes the outstanding OP units issued by Summit Hotel OP, LP, the Company’s operating partnership, held by limited partners other than the Company because the OP units are redeemable for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis.

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Summit Hotel Properties, Inc. Reconciliation of Weighted Average Diluted Common Shares (Unaudited) (In thousands)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Weighted average common shares outstanding - diluted	107,027	105,666	132,365	105,548
Adjusted for:
Non-GAAP adjustment for restricted stock awards (1)	1,532	862	1,780	837
Non-GAAP adjustment for dilutive effects of Common Units	15,943	15,958	15,946	15,970
Non-GAAP adjustment for dilutive effect of shares of common stock issuable upon conversion of convertible debt (2)	—	—	(25,778)	—
Non-GAAP weighted diluted share of common stock and Common Units	124,502	122,486	124,313	122,355

(1)    Adjustment reflects the difference between the total weighted-average unvested restricted time-based shares outstanding as of the reporting date and the weighted-average restricted time-based shares computed for diluted earnings per share under the treasury stock method in accordance with GAAP, plus the difference between the estimated total weighted average unvested restricted performance-based shares expected to vest based on achievement of the performance measures as if the vesting date were the reporting date and the estimated weighted-average unvested restricted performance-based shares computed for diluted earnings per share under the treasury stock method in accordance with GAAP.

(2)    The weighted-average shares of Common Stock and Common Units used to calculate FFO and AFFO per share of Common Stock and Common Unit for the three and twelve months ended December 31, 2024 and 2023 exclude the potential dilution related to our Convertible Notes as we intend to settle the principal value of the Convertible Notes in cash.

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Summit Hotel Properties, Inc. Reconciliation of Net Income (Loss) to Non-GAAP Measures - EBITDAre
(Unaudited)
(In thousands)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Net income (loss)	$916	$(21,267)	$38,891	$(28,116)
Depreciation and amortization	36,471	38,624	146,436	150,924
Interest expense	19,792	21,621	82,632	86,798
Interest income on cash deposits	(263)	(178)	(829)	(568)
Income tax (benefit) expense	(11,667)	1,119	(8,743)	2,798
EBITDA	45,249	39,919	258,387	211,836
Loss on impairment and write-down of assets	6,723	16,661	6,723	16,661
(Gain) loss on disposal of assets and other dispositions, net	(473)	1	(28,912)	385
EBITDAre	51,499	56,581	236,198	228,882
Recoveries of credit losses	—	(730)	—	(1,230)
Amortization of key money liabilities	(124)	(120)	(486)	(498)
Equity-based compensation	1,795	1,829	8,132	7,742
Transaction costs	—	(11)	10	13
Debt transaction costs	—	43	647	461
Gain on extinguishment of debt	—	—	(3,000)	—
Non-cash interest income	—	(134)	(400)	(531)
Non-cash lease expense, net	132	113	464	481
Casualty losses, net	814	261	177	2,112
Loss related to non-controlling interests in consolidated joint ventures	4,488	6,731	8,499	14,824
Adjustments related to non-controlling interests in consolidated joint ventures	(16,251)	(17,921)	(58,793)	(62,681)
Non-cash state taxes and other, net	(222)	(258)	744	447
Adjusted EBITDAre	$42,131	$46,384	$192,192	$190,022

(1)    Non-cash interest income relates to the amortization of the discount on a note receivable. The discount on the note receivable was recorded at inception of the related loan based on the estimated fair value of the embedded purchase option in the note receivable.

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Summit Hotel Properties, Inc. Pro Forma Hotel Operating Data (Unaudited) (Dollars in thousands)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
Pro Forma Operating Data: (1)	2024	2023	2024	2023
Pro forma room revenue	$156,955	$154,808	$661,199	$647,679
Pro forma other hotel operations revenue	20,299	20,246	81,523	79,193
Pro forma total revenues	177,254	175,054	742,722	726,872
Pro forma total hotel operating expenses	116,886	112,978	478,010	467,333
Pro forma hotel EBITDA	$60,368	$62,076	$264,712	$259,539
Pro forma hotel EBITDA Margin	34.1%	35.5%	35.6%	35.7%

Reconciliations of Non-GAAP financial measures to comparable GAAP financial measures

Revenue:
Total revenues	$172,931	$177,435	$731,783	$736,127
Total revenues - acquisitions	4,586	5,330	21,843	26,152
Total revenues - dispositions	(263)	(7,711)	(10,904)	(35,407)
Pro forma total revenues (1)	177,254	175,054	742,722	726,872

Hotel Operating Expenses:
Hotel operating expenses	$114,770	$115,157	$472,145	$478,105
Hotel operating expenses - acquisitions	2,261	3,659	13,609	16,622
Hotel operating expenses - dispositions	(145)	(5,838)	(7,744)	(27,394)
Pro forma hotel operating expense (1)	116,886	112,978	478,010	467,333

Hotel EBITDA:
Operating income	8,037	428	103,490	58,787
(Gain) loss on disposal of assets and other dispositions, net	(473)	1	(28,912)	337
Loss on impairment and write-down of assets	6,723	16,661	6,723	16,661
Recoveries of credit losses	—	(730)	—	(1,230)
Transaction costs	—	(11)	10	13
Corporate general and administrative	7,403	7,305	31,891	32,530
Depreciation and amortization	36,471	38,624	146,436	150,924
Hotel EBITDA	58,161	62,278	259,638	258,022
Hotel EBITDA - acquisitions (2)	(976)	(876)	(4,022)	(1,450)
Hotel EBITDA - dispositions (3)	(118)	(1,873)	(3,160)	(8,013)
Same Store hotel EBITDA	57,067	59,529	252,456	248,559
Hotel EBITDA - acquisitions	3,301	2,547	12,256	10,980
Pro forma hotel EBITDA (1)	$60,368	$62,076	$264,712	$259,539

(1)    Unaudited pro forma information includes operating results for 97 hotels owned as of December 31, 2024, as if all such hotels had been owned by the Company since January 1, 2023. For hotels acquired by the Company after January 1, 2023 (the “Acquired Hotels”), the Company has included in the pro forma information the financial results of each of the Acquired Hotels for the period from January 1, 2023, to December 31, 2024. The financial results for the Acquired Hotels include information provided by the third-party owner of such Acquired Hotel prior to purchase by the Company and have not been audited or reviewed by our auditors or adjusted by us. For any hotels sold by the Company after January 1, 2023 (the “Disposed Hotels”), the Company excludes the financial results of each of the Disposed Hotels from January 1, 2023 to the date the Disposed Hotels were sold by the Company in determining pro forma total revenues and pro forma hotel operating expenses. The pro forma information is included to enable comparison of results for the current reporting period to results for the comparable period of the prior year and are not indicative of future results.

(2)    For any hotels acquired by the Company after January 1, 2023 (the “Acquired Hotels”), the Company has excluded the financial results of each of the Acquired Hotels for the period the Acquired Hotels were purchased by the Company to December 31, 2024 (the “Acquisition Period”) in determining same-store hotel EBITDA.

(3)    For hotels sold by the Company between January 1, 2023, and December 31, 2024 (the “Disposed Hotels”), the Company has excluded the financial results of each of the Disposed Hotels for the period beginning on January 1, 2023, and ending on the date the Disposed Hotels were sold by the Company (the “Disposition Period”) in determining same-store hotel EBITDA.

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Summit Hotel Properties, Inc. Pro Forma Hotel Operating Data (Unaudited) (In thousands, except operating statistics)

	2024				Year Ended
Pro Forma Operating Data: (1)	Q1	Q2	Q3	Q4	December 31, 2024
Pro forma room revenue	$164,004	$177,392	$162,848	$156,955	$661,199
Pro forma other hotel operations revenue	20,488	21,047	19,689	20,299	81,523
Pro forma total revenues	184,492	198,439	182,537	177,254	742,722
Pro forma total hotel operating expenses	117,992	122,775	120,357	116,886	478,010
Pro forma hotel EBITDA	$66,500	$75,664	$62,180	$60,368	$264,712
Pro forma hotel EBITDA Margin	36.0%	38.1%	34.1%	34.1%	35.6%

Pro Forma Statistics: (1)
Rooms sold	955,533	1,035,292	991,580	957,027	3,939,432
Rooms available	1,324,414	1,324,414	1,338,979	1,339,060	5,326,867
Occupancy	72.1%	78.2%	74.1%	71.5%	74.0%
ADR	$171.64	$171.34	$164.23	$164.00	$167.84
RevPAR	$123.83	$133.94	$121.62	$117.21	$124.13

Actual Statistics:
Rooms sold	969,479	1,014,864	966,019	935,012	3,885,374
Rooms available	1,351,150	1,306,712	1,311,563	1,312,953	5,282,378
Occupancy	71.8%	77.7%	73.7%	71.2%	73.6%
ADR	$172.70	$170.49	$162.95	$163.47	$167.48
RevPAR	$123.92	$132.41	$120.02	$116.42	$123.19

Reconciliations of Non-GAAP financial measures to comparable GAAP financial measures

Revenue:
Total revenues	$188,142	$193,903	$176,807	$172,931	$731,783
Total revenues - acquisitions	4,075	6,556	6,626	4,586	21,843
Total revenues - dispositions	(7,725)	(2,020)	(896)	(263)	(10,904)
Pro forma total revenues (1)	184,492	198,439	182,537	177,254	742,722

Hotel Operating Expenses:
Hotel operating expenses	119,618	120,874	116,883	114,770	472,145
Hotel operating expenses - acquisitions	3,309	3,979	4,060	2,261	13,609
Hotel operating expenses - dispositions	(4,935)	(2,078)	(586)	(145)	(7,744)
Pro forma hotel operating expenses (1)	117,992	122,775	120,357	116,886	478,010

Hotel EBITDA:
Operating income	23,489	56,209	15,755	8,037	103,490
Gain on disposal of assets, net	(75)	(28,342)	(22)	(473)	(28,912)
Loss on impairment and write-down of assets	—	—	—	6,723	6,723
Hotel acquisition and transition costs	—	—	10	—	10
Corporate general and administrative	8,311	8,704	7,473	7,403	31,891
Depreciation and amortization	36,799	36,458	36,708	36,471	146,436
Hotel EBITDA	68,524	73,029	59,924	58,161	259,638
Hotel EBITDA - acquisitions (2)	(1,838)	(709)	(499)	(976)	(4,022)
Hotel EBITDA - dispositions (3)	(2,790)	58	(310)	(118)	(3,160)
Same store hotel EBITDA	63,896	72,378	59,115	57,067	252,456
Hotel EBITDA - acquisitions	2,604	3,286	3,065	3,301	12,256
Pro forma hotel EBITDA (1)	$66,500	$75,664	$62,180	$60,368	$264,712

(1)    Unaudited pro forma information includes operating results for 97 hotels owned as of December 31, 2024, as if all such hotels had been owned by the Company since January 1, 2024. For hotels acquired by the Company after January 1, 2024, the Company has included in the pro forma information the financial results of each of the hotels acquired for the period from January 1, 2024, to December 31, 2024. The financial results for the hotels acquired include information provided by the third-party owner of such hotel prior to purchase by the Company and have not been audited or reviewed by our auditors or adjusted by us. For any hotels sold by the Company after January 1, 2024, the Company excludes the financial results of each of those hotels from January 1, 2024 to the date the hotels were sold by the Company in determining pro forma total revenues and pro forma hotel operating expenses. The pro forma information is included to enable comparison of results for the current reporting period to results for the comparable period of the prior year and are not indicative of future results.

(2)    For any hotels acquired by the Company after January 1, 2023 (the “Acquired Hotels”), the Company has excluded the financial results of each of the Acquired Hotels for the period the Acquired Hotels were purchased by the Company to December 31, 2024 (the “Acquisition Period”) in determining same-store hotel EBITDA.

(3)    For hotels sold by the Company between January 1, 2024, and December 31, 2024, the Company has excluded the financial results of each of the hotels for the period beginning on January 1, 2024, and ending on the date the hotels were sold by the Company in determining same-store hotel EBITDA.

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Summit Hotel Properties, Inc. Pro Forma and Same Store Data (Unaudited)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Pro Forma (1)
Rooms sold	957,027	952,458	3,939,432	3,880,938
Rooms available	1,339,060	1,338,968	5,326,867	5,311,998
Occupancy	71.5%	71.1%	74.0%	73.1%
ADR	$164.00	$162.54	$167.84	$166.89
RevPAR	$117.21	$115.62	$124.13	$121.93

Occupancy change	0.5%		1.2%
ADR change	0.9%		0.6%
RevPAR change	1.4%		1.8%

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Same-Store (2)
Rooms sold	916,844	912,811	3,774,328	3,717,805
Rooms available	1,286,988	1,286,896	5,119,711	5,105,408
Occupancy	71.2%	70.9%	73.7%	72.8%
ADR	$163.55	$162.23	$167.30	$166.59
RevPAR	$116.52	$115.07	$123.34	$121.31

Occupancy change	0.4%		1.2%
ADR change	0.8%		0.4%
RevPAR change	1.3%		1.7%

(1)    Unaudited pro forma information includes operating results for 97 hotels owned as of December 31, 2024, as if each hotel had been owned by the Company since January 1, 2023. As a result, these pro forma operating and financial measures include operating results for certain hotels for periods prior to the Company’s ownership.

(2)     Same-store information includes operating results for 93 hotels owned by the Company as of January 1, 2023, and at all times during the three and twelve months ended December 31, 2024, and 2023.

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Summit Hotel Properties, Inc. Reconciliation of Net (Loss) Income to Non-GAAP Measures - EBITDA for Financial Outlook
(In thousands)
(Unaudited)
	FYE 2025 Outlook
	Low	High
Net (loss) income	$(3,400)	$13,400
Depreciation and amortization	148,600	148,600
Interest expense	79,800	79,000
Interest income	(500)	(500)
Income tax expense	3,000	3,000
EBITDA and EBITDAre	227,500	243,500
Equity-based compensation	8,800	8,800
Debt transaction costs	100	100
Other non-cash items, net	2,800	2,800
Loss (income) related to non-controlling interests in consolidated joint ventures	1,200	(1,900)
Adjustments related to non-controlling interests in consolidated joint ventures	(56,400)	(55,300)
Adjusted EBITDAre	$184,000	$198,000

Summit Hotel Properties, Inc. Reconciliation of Net (Loss) Income to Non-GAAP Measures - Funds From Operations for Financial Outlook
(In thousands except per share and unit)
(Unaudited)

	FYE 2025 Outlook
	Low	High
Net (loss) income	$(3,400)	$13,400
Preferred dividends	(15,900)	(15,900)
Distributions to and accretion of redeemable non-controlling interests	(2,600)	(2,600)
Loss (income) related to non-controlling interests in consolidated joint ventures	1,200	(1,900)
Net loss applicable to common shares and Common Units	(20,700)	(7,000)
Real estate-related depreciation	147,900	147,900
Adjustments related to non-controlling interests in consolidated joint ventures	(31,700)	(31,700)
FFO applicable to common shares and Common Units	95,500	109,200
Amortization of deferred financing costs	6,500	6,500
Amortization of franchise fees	700	700
Equity-based compensation	8,800	8,800
Debt transaction costs	100	100
Other non-cash items, net	2,800	2,800
Adjustments related to non-controlling interests in consolidated joint ventures	(2,500)	(2,500)
AFFO applicable to common shares and Common Units	$111,900	$125,600
Weighted average diluted common shares/Common Units for FFO and AFFO	125,000	125,000
FFO per common share and Common Unit	$0.76	$0.87
AFFO per common share/Common Unit	$0.90	$1.00

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Non-GAAP Financial Measures

We disclose certain “non-GAAP financial measures,” which are measures of our historical financial performance. Non-GAAP financial measures are financial measures not prescribed by Generally Accepted Accounting Principles ("GAAP"). These measures are as follows: (i) Funds From Operations (“FFO”) and Adjusted Funds from Operations ("AFFO"), (ii) Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Earnings before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre"), Adjusted EBITDAre, and hotel EBITDA (as described below). We caution investors that amounts presented in accordance with our definitions of non-GAAP financial measures may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP financial measures in the same manner. Our non-GAAP financial measures should be considered along with, but not as alternatives to, net income (loss) as a measure of our operating performance. Our non-GAAP financial measures may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, debt service obligations and other commitments and uncertainties. Although we believe that our non-GAAP financial measures can enhance the understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily better indicators of any trend as compared to a comparable measure prescribed by GAAP such as net income (loss).

Funds From Operations (“FFO”) and Adjusted FFO (“AFFO”)

As defined by Nareit, FFO represents net income or loss (computed in accordance with GAAP), excluding preferred dividends, gains (or losses) from sales of real property, impairment losses on real estate assets, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization related to real estate assets, and adjustments for unconsolidated partnerships, and joint ventures. AFFO represents FFO excluding amortization of deferred financing costs, franchise fees, equity-based compensation expense, debt transaction costs, premiums on redemption of preferred shares, losses from net casualties, non-cash lease expense, non-cash interest income and non-cash income tax related adjustments to our deferred tax assets. Unless otherwise indicated, we present FFO and AFFO applicable to our common shares and common units. We present FFO and AFFO because we consider FFO and AFFO an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization related to real estate assets, gains and losses from real property dispositions and impairment losses on real estate assets, FFO and AFFO provide performance measures that, when compared year over year, reflect the effect to operations from trends in occupancy, guestroom rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Our computation of FFO differs slightly from the computation of Nareit-defined FFO related to the reporting of corporate depreciation and amortization expense. Our computation of FFO may also differ from the methodology for calculating FFO used by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Where indicated in this release, FFO is based on our computation of FFO and not the computation of Nareit-defined FFO unless otherwise noted.

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EBITDA, EBITDAre, Adjusted EBITDAre, and Hotel EBITDA

In September 2017, Nareit proposed a standardized performance measure, called EBITDAre, which is based on EBITDA and is expected to provide additional relevant information about REITs as real estate companies in support of growing interest among generalist investors. The conclusion was reached that, while dedicated REIT investors have long been accustomed to utilizing the industry’s supplemental measures such as FFO and net operating income (“NOI”) to evaluate the investment quality of REITs as real estate companies, it would be helpful to generalist investors for REITs as real estate companies to also present EBITDAre as a more widely known and understood supplemental measure of performance. EBITDAre is intended to be a supplemental non-GAAP performance measure that is independent of a company’s capital structure and will provide a uniform basis for one measurement of the enterprise value of a company compared to other REITs.

EBITDAre, as defined by Nareit, is calculated as EBITDA, excluding: (i) loss and gains on disposition of property and (ii) asset impairments, if any. We believe EBITDAre is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional non-recurring or unusual items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results.

With respect to hotel EBITDA, we believe that excluding the effect of corporate-level expenses and non-cash items provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe the property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

We caution investors that amounts presented in accordance with our definitions of EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA should not be considered as an alternative measure of our net income (loss) or operating performance. EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA can enhance your understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above, we include a quantitative reconciliation of EBITDA, EBITDAre, adjusted EBITDAre and hotel EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss) and operating income (loss).

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